Exhibit 10.1

SEVENTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated effective as of the 28th day of October, 2022 by and among SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“SSSHTOP”), H. MICHAEL SCHWARTZ, a California resident (“Individual Borrower”), NOBLE PPS, LLC, a Nevada limited liability company (“Noble”), STRATEGIC ASSET MANAGEMENT I, LLC (formerly known as SmartStop Asset Management, LLC), a Delaware limited liability company (“SAM”), each with an address at 10 Terrace Road, Ladera Ranch, California 92694 (collectively, “Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 16th Floor, Boston, Massachusetts (“Lender”).

W I T N E S S E T H

WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Credit Agreement dated as of February 23, 2018, as amended by that certain First Credit Agreement Supplement and Amendment dated as of the Portland Closing Date, as further amended by that certain Joinder Agreement and Second Amendment to Second Amended and Restated Credit Agreement, each dated as of March 29, 2019, by that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of December 4, 2019, by that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated as of February 27, 2020, by that certain Fifth Amendment to Second Amended and Restated Credit Agreement dated as of November 13, 2020 and by that certain Sixth Amendment to Second Amended and Restated Credit Agreement dated as of November 9, 2021 (collectively, the “Original Agreement”, and as amended by this Amendment, the “Credit Agreement”);

WHEREAS, Lender and Borrower have agreed to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the premises, Borrower hereby agrees with Lender as follows:

1.
Defined Terms; Amendments to Credit Agreement.
(a)
Unless otherwise defined herein, terms which are defined in the Original Agreement and used herein are so used as so defined, and the following terms shall have the following meanings.
(b)
The following definitions are hereby added to Section 1.01 of the Original Credit Agreement in their entirety in the proper alphabetical order:

“Adjusted Daily Simple SOFR” means a rate per annum equal to the sum of (a) Daily Simple SOFR plus (b) the SOFR Rate Margin.

“Adjusted Term SOFR” means, with respect to any Term SOFR Loan for any Interest Period, the sum of (i) the Credit Spread Adjustment for the relevant Interest Period, (ii) the SOFR Rate Margin and (iii) the greater of (a) the Floor and (b) the forward-looking term rate for a period comparable to such Available Tenor based on SOFR that is published by CME Group Benchmark Administration Ltd (“CBA”) (the sum of (i) and (iii), “Term SOFR”) and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by Lender from time to time taking into account any evolving or then prevailing market convention for determining such source), at approximately 6:00 a.m. New York City time, two Business Days (the “Lookback Day”) prior to the commencement of such Interest Period; provided that if by 5:00 pm (New York City time) on any Lookback Day, any tenor of Term SOFR for such day has not been published, then such tenor of Term SOFR for such day will be such tenor of Term SOFR as published in respect of the first preceding SOFR Business Day for which such rate was published so long as such first preceding SOFR Business Day is not more than three SOFR Business Days prior to such Lookback Day.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Lender and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark or any published component used in the calculation thereof:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced therein in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available

Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Credit Spread Adjustment” means one tenth of one percent (0.10%) per annum.

“EXR Collateral Ratio” means the ratio of (x) the aggregate of the EXR Market Value plus the value of other collateral pledged pursuant to Section 6.03(b), as determined in the Lender’s reasonable discretion to (y) the aggregate outstanding principal amount of the Loans.

“EXR Market Value” means the average closing price of the Extra Space Equity Interest on the New York Stock Exchange for the ten (10) consecutive trading days immediately preceding the end of each calendar quarter.

“Floor” means one quarter of one percent (0.25%) per annum.

“Lookback Day” has the meaning given to such term in the definition of Adjusted Term SOFR.

“Mt. Tabor Supplemental Loan” means a supplemental agency loan to be provided by Lender to the Portland Property Owner.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Daily Simple SOFR, then four (4) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) if the date of such setting is not a SOFR Business Day, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not Daily Simple SOFR, then the time determined by Lender in accordance with the Benchmark Replacement Conforming Changes (including, without limitation, with respect to Term SOFR).

“Seventh Amendment” means that certain Seventh Amendment to Second Amended and Restated Credit Agreement dated as of the Seventh Amendment Date by and between Borrower and Lender.

“Seventh Amendment Date” means October 28, 2022.

“Seventh Amendment Extension Fee” has the meaning set forth in Section 2.09(l).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Determination Day” has the meaning given to such term in the definition of “Daily Simple SOFR”.

“SOFR Loan” or “SOFR Borrowing” means all or a portion of a Borrowing or Loan bearing interest based upon the SOFR Rate.

“SOFR Rate Day” has the meaning given to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Margin” means four hundred (400) basis points.

“SST II Market Value” means (i) if the SST II Equity Interests are listed for trading on a national securities exchange, the average closing price of the SST II Equity Interests on such national securities exchange for the ten (10) consecutive trading days immediately preceding the end of each quarter, or (ii) if the SST II Equity Interests are not listed for trading on a national securities exchange, the most recent estimated net asset value per share as published by SST II in its periodic reports filed with the Securities and Exchange Commission, which, in the case of this clause (ii) shall be reasonably acceptable to Lender.

“Term SOFR Loan” or “Term SOFR Borrowing” means all or a portion of a Borrowing or Loan bearing interest based upon Term SOFR.

“Total Collateral Ratio” means the ratio of (x) the aggregate of the EXR Market Value plus the SST II Market Value plus the value of other collateral pledged pursuant to Section 6.03(b), as determined in the Lender’s reasonable discretion to (y) the aggregate outstanding principal amount of the Loans.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(c)
The following definitions set forth in the Original Agreement are hereby amended and restated in their entirety to read as follows:

“Adjusted Base Rate” means an interest rate per annum per equal to the greater of (a) the Base Rate plus the Base Rate Margin, or (b) the SOFR Rate Margin. Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, including any overnight or daily tenor, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(c).

“Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the then applicable Term SOFR Rate for one month interest periods plus 1.00% per annum.

“Benchmark” means, initially, (i) SOFR, and (ii) if a Benchmark Transition Event and its related Benchmark Replacement have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(c).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by Lender and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” or “SOFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of any “breakage” provisions and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Borrowing” means portions of a Loan of the same Type made, converted or continued on the same date and, in the case of portions of the Loan bearing interest based upon Adjusted Term SOFR Rate, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, Boston, Massachusetts, New York, New York, or Los Angeles, California, in the case of SOFR Loans, which is also a SOFR Business Day.

“Capital Event” means (a) any Equity Issuance Capital Event; (b) the sale, refinancing, subsequent issuance or other monetization of any Equity Interests in an Entity by a Credit Party (other than Individual Borrower, which shall be governed by Section 7.05) including, without limitation, the sale or refinancing of a Funded Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to a Funded Property by reason of fire or other hazard or casualty or any condemnation for public use of a Funded Property, (c) at any time an Event of Default has occurred and is continuing, receipt by (i) Student Holdco or Senior Holdco of any Restricted Payment constituting Collateral pursuant to the Pledge Agreement (SSSHT Distributions) or (ii) Encore of any Restricted Payment constituting Collateral pursuant to the Pledge Agreement (SS Management); and (d) the sale, refinancing or other monetization of any Collateral not specifically addressed in clauses (a) through (c) above, including, without limitation, (i) the sale, financing or other monetization of any Pledged Equity Interests (other than as specified in clause (a) of this definition) and (ii) the sale or refinancing of any Funded Property or the collection of insurance or condemnation proceeds due to the occurrence of any damage or destruction to any Funded Property by reason of fire or other hazard or casualty or any condemnation for public use of any Funded Property (including, without limitation, the closing of the Mt. Tabor Supplemental Loan). For the avoidance of doubt, neither (x) the payment of and receipt by any Credit Party of ordinary course cash flows (e.g., cash dividends permitted by this Agreement) not arising from a sale, refinancing, or specific monetization event or otherwise described in clause (c) above nor (y) the collection of any customary fees by any Credit Party shall constitute a Capital Event.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the aggregate of (i) the Credit Spread Adjustment and (ii) the greater of (a) SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. For the avoidance of doubt, SOFR for any SOFR Rate Day is published on the SOFR Administrator’s website at approximately 8:00 a.m. New York City time on the immediately following SOFR Business Day. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than ten (10) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower.

“MBK Maturity Date” means April 30, 2024.

“Net Proceeds” means, the total net proceeds from or with respect to a Capital Event (other than an Equity Issuance Capital Event) actually received by a Credit Party (or, in the case of clause (e) below, SSSHT or any of its Subsidiaries) or, if greater, permitted to be received by a Credit Party (or, in the case of clause (e) below, SSSHT or any of its Subsidiaries) pursuant to the terms of any applicable organizational documents or Property Loan Documents (and, except in the case of clause (e) below) in all cases where non-Credit Parties are entitled to a share of Net Proceeds, adjusted to only include the Credit Party’s allocable share thereof), calculated as follows:

(a) with respect to a Capital Event constituting the sale, refinancing, subsequent issuance or other monetization of any Equity Interests in an Entity or any Pledged Equity Interests (other than as described in clause (b) or (c) below), Net Proceeds shall equal the aggregate amount of all cash and the fair market value of all other property received by such Credit Party with respect thereto, net of actual commissions and other customary fees and expenses reasonably and actually incurred by such Credit Party to an unrelated third party;

(b) with respect to a Capital Event constituting the sale or refinancing of any Funded Property, Net Proceeds shall equal the gross proceeds thereof less all customary and reasonable broker’s fees, prorations, taxes, other costs, expenses or obligations payable to a Person which is not an Affiliate of such Credit Party, in connection with the closing thereof and any proceeds used to pay down Property Level Debt or other Indebtedness in accordance with the terms of the Property Loan Documents or other documents governing such Indebtedness for such Funded Property;

(c) with respect to a Capital Event constituting a casualty or condemnation with respect to any Funded Property, Net Proceeds shall equal the gross proceeds thereof less proceeds used for repair and restoration of such Funded Property, other costs incurred in connection with such casualty or condemnation and payable to a Person which is not an Affiliate of the applicable Credit Party and amounts necessary to repay the related Property Level Debt or other Indebtedness in accordance with the terms of the Property Loan Documents or other documents governing such Indebtedness for such Funded Property;

(d) with respect to a Capital Event occurring during the continuance of an Event of Default pursuant to clause (c) of the definition of Capital Event, the actual proceeds of such Restricted Payment received by Student Holdco, Senior Holdco or Encore;

(e) with respect to a Capital Event constituting the closing of the Mt. Tabor Supplemental Loan, Net Proceeds shall equal the greater of: (i) $3,000,000 and (ii) $3,000,000 plus seventy-five percent (75%) of the sum of (A) the original principal amount of the Mt. Tabor Supplemental Loan minus (B) $8,500,000; and

(f) with respect to a Capital Event constituting the sale, refinancing or other monetization on any Collateral not otherwise addressed by clauses (a) through (f) above, Net Proceeds shall equal the gross proceeds thereof less all customary and reasonable fees and expenses in connection therewith as reasonably approved by Lender.

For the avoidance of doubt, except as specified in clauses (e) and (f) above, any proceeds received by a Credit Party directly or indirectly from an Entity (e.g., with respect to rent proceeds and other cash dividends permitted by this Agreement) shall not constitute Net Proceeds.

“Portland Maturity Date” means April 30, 2024.

“Reserve Amount” means, at any time, an amount equal to the interest due on the immediately succeeding Interest Payment Date (calculated using the highest of Adjusted Term SOFR, Adjusted Daily Simple SOFR and/or Adjusted Base Rate, as applicable, which is accruing on all or any of the Loans as of the date of determination).

“SOFR” or “SOFR Rate” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SSOP II Equity Interests” means 1,000,000 Class A-1 limited partnership interests in SSOP II (which are exchangeable on a one-to-one basis for SST II Equity Interests) held by SAM, together with any replacements therefor.

“SST II” means SmartStop Self Storage REIT, Inc. (formerly known as Strategic Storage Trust II, Inc.), a Maryland corporation.

“SST II Equity Interests” means shares of common stock in SST II which SAM can exchange for the SSOP II Equity Interests on a one-for-one basis.

“Term SOFR” has the meaning set forth in the definition of Adjusted Term SOFR.

“Type” when used in reference to any Borrowing, refers to whether the rate of interest on such Borrowing, is determined by reference to Adjusted Term SOFR, the Adjusted Daily Simple SOFR or the Adjusted Base Rate .

(d)
The following defined terms are hereby deleted from the Credit Agreement in their entirety: “Adjusted Daily LIBOR Rate”; “Adjusted LIBOR Rate”; “Base Rate Principal”; “Daily Floating LIBOR Rate”; “Daily LIBOR Rate”; “Early Opt-in Effective Date”; “Early Opt-In Election”; “Equity Interest Pledge Agreement (SSOP II- SAM)”; “Equity Interest Pledge Agreement (SSOP II – SS Growth)”; “Equity Interest Pledge Agreement (SST II)”; “Eurodollar”; “LIBOR”; “LIBOR Business Day”; “LIBOR Loan”; “LIBOR Rate”; “LIBOR Rate Margin”; “LIBOR Rate Principal”; “Ownership Percentage”; “Pledged Equity Interests (SSOP II – SAM)”; “Pledged Equity Interests (SSOP II – SS Growth)”; “Pledged Equity Interests (SST II)”; “Reserve Percentage”; “Tallahassee Property”; “Tallahassee Sale Termination” and “USD LIBOR”.
(e)
Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “SOFR Borrowing”).

(f)
Section 1.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 1.05 Benchmark Notification. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to SOFR, Daily Simple SOFR, Term SOFR, Adjusted Term SOFR, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, SOFR, Daily Simple SOFR, Term SOFR, Adjusted Term SOFR, or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, so long as Lender performs such actions in accordance with the terms of this Agreement.

(g)
Section 2.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.02 Loans and Borrowings.

(a)  Subject to Section 2.11, each Loan shall initially be comprised solely of ABR Borrowings, SOFR Borrowings bearing interest based upon Adjusted Term SOFR or SOFR Borrowings bearing interest at Adjusted Daily Simple SOFR, as Borrower may request in the applicable Borrowing Request. Lender, at its option, may make any SOFR Borrowing by causing any domestic or foreign branch or Affiliate of Lender to make such Borrowing; provided that any exercise of such option shall not affect the obligation of Borrower to repay such SOFR Borrowing in accordance with the terms of this Agreement.

(b) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) SOFR Borrowings outstanding.

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing bearing interest based upon Adjusted Term SOFR and at the time each SOFR Borrowing bearing interest based upon Adjusted Daily Simple SOFR is converted or continued, shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the earlier of the applicable Maturity Date or the Termination Date.

(h)
Section 2.03(b) of the Credit Agreement is hereby deleted in its entirety.
(i)
Section 2.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.05 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing bearing interest based upon Adjusted Term SOFR, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. Borrower may elect different options with respect to different portions of the affected Loan and the Borrowings comprising such Loan, and each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.05, Borrower shall notify Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Lender of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, whether such Borrowing will bear interest based upon Adjusted Term SOFR (and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”) or Adjusted Daily Simple SOFR. If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an interest rate based upon Adjusted Daily Simple SOFR.

(d) If Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing bearing interest based upon Adjusted Term SOFR prior to the end of the Interest Period applicable thereto, then, unless such SOFR Borrowing is repaid as provided herein, at the end of such Interest Period such SOFR Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing bearing interest based upon Adjusted Term SOFR and (ii) unless repaid, each SOFR Borrowing bearing interest based upon Adjusted Term SOFR shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(j)
Section 2.08(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) Amounts to be applied to the prepayment of a Loan or Loans pursuant to any of the preceding subsections of this Section 2.08 or Section 5.14(b) below shall be applied, (x) so long as no Event of Default exists, first, to reduce outstanding ABR Borrowings with respect to such Loans on a pro rata basis and next, to the extent of any remaining balance, to reduce outstanding SOFR Borrowings with respect to such Loans on a pro rata basis or (y) if an Event of Default exists, in such order or manner as Lender determines in its sole discretion and, so long as no Event of Default exists, as follows:

first to any unpaid fees and expenses of Lender until paid in full;

second to any accrued and unpaid interest on the Obligations until paid in full;

third to the outstanding principal on the MBK Loan until paid in full;

fourth to the outstanding principal on the Portland Loan until paid in full; and

fifth, as requested in writing by Borrower (including for purposes of funding the expansion of the Portland Property) which request may, so long as no Event of Default has occurred and is continuing, include remitting such remaining funds to Borrower or the applicable Entity.

(k)
Section 2.09 of the Credit Agreement is hereby amended by adding the following clause (l) thereof in their entirety as follows:

(l) On the Seventh Amendment Date, Borrower shall pay to the Lender an extension fee equal to 0.35% of the outstanding principal balance of the Loans as of the Seventh Amendment Date (the “Seventh Amendment Extension Fee”).

(l)
Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.10 Interest.

(a) Each ABR Borrowing shall bear interest at the lesser of (x) the Adjusted Base Rate, or (y) the Maximum Rate.

(b) Each SOFR Borrowing shall bear interest at the lesser of (x) at Borrower’s option, the Adjusted Term SOFR for the Interest Period in effect for such Borrowing or the Adjusted Daily Simple SOFR in effect for such Borrowing or (y) the Maximum Rate.

(c) Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (y) the Maximum Rate, or (ii) in the case of any other amount, the lesser of (x) 4% plus the rate applicable to ABR Loans as provided in Section 2.10(a), or (y) the Maximum Rate; and (B) after the occurrence and during the continuance of any Event of Default, at the option of Lender, the Loans shall bear interest at a rate per annum equal to the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10, or (y) the Maximum Rate. The rate set forth in this paragraph may be called the “Default Rate”.

(d) Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and on the applicable Maturity Date; provided that (i) interest accrued pursuant to Section 2.10(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and twelve (12) 30-day months, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall begin to accrue when Lender advances the Loan, whether such advance is made directly to Borrower or into escrow with any Person. The applicable Adjusted Base Rate, Adjusted Term SOFR, or Adjusted Daily Simple SOFR shall be determined by Lender, and such determination shall be conclusive absent manifest error.

(m)
Section 2.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.11 SOFR Rate Lending Unlawful; Inability to Determine Rate.

(a) If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower absent manifest error) that, after the date of this Agreement, (A) the introduction of or any change in or in the interpretation of any law makes it unlawful or (B) any governmental authority with jurisdiction over Lender or any of its assets asserts that it is unlawful for Lender to make or continue a Borrowing or Loan as, or to convert (if permitted pursuant to this Agreement) the Borrowing or Loan into a SOFR Loan, the obligations of Lender to make, continue or convert into any such SOFR Loan shall, upon such determination, be suspended until Lender shall determine that the circumstances causing such suspension no longer exist, and all outstanding SOFR Loans shall automatically convert into ABR Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Lender shall determine that for any reason adequate and reasonable means do not exist for determining SOFR for any requested Interest Period with respect to a proposed SOFR Loan, or that SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to Lender of funding such SOFR Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain SOFR Loans shall be suspended until Lender revokes such notice. Upon delivery of such notice, Lender may, prior to the effectiveness of any requested borrowing, conversion or continuation, revoke any pending request for a borrowing of, conversion to or continuation of such SOFR Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of an ABR Loan in the amount specified therein.

(c) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (provided that no Hedging Agreement shall be deemed to be a Loan Document for purposes of this clause (c) or any defined terms used herein):

(i) Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, Lender and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Lender has provided notice thereof to Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement (whether in connection with the replacement of SOFR of any future Benchmark), Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the commencement or conclusion of any Benchmark Unavailability Period and (E) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below. Any determination, decision or election that may be made by Lender pursuant to this Section 2.11(c), including any determination with respect to a tenor, rate or adjustment or implementation of any Benchmark Replacement, the timing of implementation of any Benchmark Replacement, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Note or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11(c) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a Loan utilizing the then-current Benchmark (including, if the then-current Benchmark is SOFR or Term SOFR) of, conversion to or continuation of Loans utilizing the then-current Benchmark (including, if the then-current Benchmark is SOFR or Term SOFR) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Base Rate Loans. Any outstanding affected Loans bearing interest at the then-current Benchmark shall be converted to Base Rate Loans immediately, or after the Benchmark Transition Start Date for Term SOFR, as of the last day of any applicable Interest Period. During a Benchmark Unavailability Period (including, without limitation, with respect to SOFR) or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark, SOFR or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(n)
Section 2.12(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender;

(ii) subject any Lender or recipient to any Taxes (other than (a) Indemnified Taxes and (b) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender or the London interbank market any other condition (other than one relating to Excluded Taxes) affecting this Agreement or SOFR Borrowings made by Lender;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any SOFR Borrowing (or of maintaining its obligation to make any such Borrowing) or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to Lender, within fifteen (15) days of any written request by Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered, which amounts shall be determined by Lender in its sole but reasonable judgment, after good faith and reasonable computation.

(o)
Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 2.13 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Borrowing bearing interest based upon Adjusted Term SOFR other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to convert, continue or prepay any Borrowing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b)), then, in any such event, Borrower shall compensate Lender for its out-of-pocket loss, cost and expense attributable to such event. In the case of a SOFR Borrowing bearing interest based upon Adjusted Term SOFR, such loss, cost or expense to Lender shall be deemed to include an amount determined by Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Borrowing had such event not occurred, at Adjusted Term SOFR that would have been applicable to such Borrowing, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Borrowing), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the SOFR market. A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(p)
Section 6.03(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(ii) Equity Interest Pledge Agreement. Subject to the limitations set forth therein, (A) a first priority Second Amended and Restated Pledge and Security Agreement (Extra Space Storage LP) by and between Noble and Lender dated as of January 17, 2018, as amended by a First Amendment to Second Amended and Restated Pledge and Security Agreement dated as of the Effective Date (as amended from time to time, including pursuant to any amendments, joinders and addenda executed pursuant to clause (b) below, the “Equity Interest Pledge Agreement (Extra Space)”) with respect to the Extra Space Equity Interests held directly or indirectly by Noble to the extent constituting “Collateral” (as such term is defined in the Equity Interest Pledge Agreement (Extra Space)) (together with any additional collateral pledged pursuant to clause (b) below, the “Pledged Equity Interests (Extra Space)”) and (B) a first priority Pledge and Security Agreement (SmartStop OP, L.P.) by and between SAM and Lender dated as of the Third Amendment Date, as amended by that certain Partial Release and First Amendment to Pledge and Security Agreement dated as of September 23, 2021 and that certain Partial Release and Second Amendment to Pledge and Security Agreement dated as of the Seventh Amendment Date (as amended from time to time, the “Equity Interest Pledge Agreement (SSOP II)”; and collectively with the Equity Interest Pledge Agreement (Extra Space), the “Equity Interest Pledge Agreement”) with respect to the SSOP II Equity Interests held by SAM to the extent constituting “Collateral” (as such term is defined in the Equity Interest Pledge Agreement (SSOP II)) (the “Pledged Equity Interests (SSOP II)”; and collectively with the Pledged Equity Interests (Extra Space), the “Pledged Equity Interests”);

(q)
Section 6.03(b) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

If at the end of any calendar quarter either (a) the Total Collateral Ratio is below 1.20 to 1.00 or (b) the EXR Collateral Ratio is below 1.00 to 1.00, Borrower shall pledge (or shall cause any of its Affiliates to pledge) additional Extra Space Equity Interests or other assets acceptable to Lender in their sole discretion as Collateral, such that the Total Collateral Ratio is not less than 1.20 to 1.00 and the EXR Collateral Ratio is not less than 1.00 to 1.00 within ten (10) Business Days of the end of the calendar quarter in which Borrower has determined that the Total Collateral Ratio was below 1.20 to 1.00 or the EXR Collateral Ratio was below 1.00 to 1.00.

(r)
Exhibit A-1 of the Credit Agreement is hereby amended and restated in its entirety with the Exhibit A-1 attached hereto.
2.
Conditions Precedent. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent, as determined by Lender in its reasonable discretion:
(a)
Lender (or its counsel) shall have received from each Credit Party a counterpart of this Amendment and all other Loan Documents to which it is party signed on behalf of such party in connection with this Amendment.

(b)
Lender shall have received such documents and certificates as Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the transactions with respect to this Amendment and any other legal matters relating to the Credit Parties, this Amendment or the transactions with respect hereto, all in form and substance satisfactory to Lender and its counsel.
(c)
Lender shall have received all fees and other amounts due and payable on or prior to the Seventh Amendment Date, including, the Seventh Amendment Extension Fee and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower hereunder.
(d)
The Collateral shall not be subject to any Liens other than Permitted Liens.
(e)
At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
(f)
No Material Adverse Effect shall have occurred since December 31, 2021.
(g)
The representations and warranties of the Credit Parties and Entities as set forth in the Credit Agreement and each Loan Document shall be true and correct in all material respects as of the Seventh Amendment Date.
3.
Representations and Warranties.
(a)
The representations and warranties set forth in the Original Agreement are true and correct as of the Seventh Amendment Date, except to the extent such representation or warranty relates to an earlier date, in which case, such representation or warranty is true and correct as of such earlier date.
(b)
This Amendment (i) has been duly authorized, executed and delivered by Borrower and (ii) constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with the terms hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(c)
Each Borrower (other than Individual Borrower) is a duly organized and validly existing entity in good standing under the laws of the state of its organization or formation, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.
4.
Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
5.
Paragraph Headings. The paragraph headings used in this Amendment are for convenience of reference only and are not to affect the construction, or be taken into consideration in interpreting, this Amendment.
6.
Governing Law; Venue. The construction, interpretation, validity, enforceability and effect of all provisions of this Amendment including, but not limited to, the payment of the Obligations and the legality of the interest rate and other charges shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflicts of laws). Borrower agrees to submit to non-exclusive personal jurisdiction in the Commonwealth of Massachusetts in any action or proceeding arising out of this Amendment and, in furtherance of such agreement, Borrower hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over Borrower in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Commonwealth of Massachusetts, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Borrower by registered or certified mail to or by personal service at the last known address of Borrower, whether such address be within or without the jurisdiction of any such court.
7.
WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY OTHER LOAN DOCUMENTS (AS DEFINED EITHER IN THE CREDIT AGREEMENT) CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AMENDMENT.
8.
Multiple Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original. Each of the counterparts shall constitute but one in the same instrument and shall be binding upon each of the parties individually as fully and completely as if all had signed but one instrument.
9.
References in Loan Documents. All references in any of the Loan Documents to the “Credit Agreement”, or to the “Loan Documents” shall, from and after the Seventh Amendment Date be deemed to mean and refer to the Original Agreement as amended and affected by this Amendment. This Amendment shall be deemed to be a “Loan Document” for the purposes of the Credit Agreement and the other Loan Documents.
10.
Ratification by Credit Parties. Borrower hereby ratifies, affirms and confirms the Loan Documents (as modified by this Amendment), and acknowledges and agrees that the Loan Documents (as modified by this Amendment) remain in full force and effect and are enforceable against Borrower and against the Collateral described therein in accordance with their respective terms. Borrower hereby further acknowledges and agrees that, as of the Seventh Amendment Date, the Loan Documents, as amended by this Amendment, are not subject to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof, the obligations created and evidenced thereby or the terms and provisions thereof
11.
No Waiver. This Amendment is only a modification of the Original Agreement and is not intended to, and shall not be construed to, effect a novation of the Original Agreement, or to constitute a modification of, or a course of dealing at variance with, the Original Agreement (each as amended by this Amendment), such as to require further notice by Lender to require strict compliance with the terms of the Original Agreement in the future.
12.
Release; Set-off. Borrower hereby unconditionally releases and forever discharges Lender and its officers, directors, shareholders, employees, and attorneys from any and all claims, demands, causes of action, expenses, losses and other damages of whatever kind, whether known or unknown, liquidated or unliquidated, at law or in equity, that exists as of the Seventh Amendment Date in connection with the Credit Agreement, the Loan Documents, and any other documents relating thereto

13.
Miscellaneous.
(a)
All costs and expenses of Lender, including, without limitation, appraisal fees and reasonable attorney’s fees of counsel to Lender relating to the negotiation, preparation, execution and delivery of this Amendment and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.
(b)
Delivery of an executed signature page of this Amendment by facsimile transmission or by means of electronic mail (in so-called “pdf’, “TIF” or any similar format) shall be effective as an in-hand delivery of an original executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Strategic Student & Senior Housing Trust, Inc.
a Maryland corporation, its General Partner

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, Chief Executive Officer

By:	/s/ H. Michael Schwartz
H. Michael Schwartz

NOBLE PPS, LLC

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, Manager

STRATEGIC ASSET MANAGEMENT I, LLC

By:	/s/ H. Michael Schwartz
H. Michael Schwartz, Manager

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Christopher T. Neil
Christopher T. Neil, Senior Banker

Seventh Amendment

Exhibit 10.1

EXHIBIT A-1

FORM OF BORROWER COMPLIANCE CERTIFICATE

Key Bank National Association

225 Franklin Street, 16th Floor

Boston, MA 02110

Attn: Christopher T. Neil, Institutional Real Estate

RE: Compliance Certificate for _______, 201_ through __________, 201_

Dear Ladies and Gentlemen:

This Compliance Certificate is made with reference to that certain Second Amended and Restated Credit Agreement dated as of February 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SSSHT Operating Partnership, L.P. (“SSSHTOP”), H. Michael Schwartz (“Individual Borrower”), Noble PPS, LLC (“Noble”, and collectively with SSSHTOP and Individual Borrower, the “Borrower”) and KeyBank National Association. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meaning set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.

Each signatory hereto hereby certifies that the signatory for each of SSSHTOP and Noble (a) is a Financial Officer of SSSHTOP and Noble and (b) that such signatory is providing this Certificate on behalf of SSSHTOP and Noble, respectively. Each of the undersigned further represents and certifies on behalf of Borrower that, as of the date of this Compliance Certificate, the undersigned has reviewed the terms of the Loan Documents and has made, or has caused to be made under such undersigned’s supervision, a review in reasonable detail of the transactions and the financial condition of the Borrower and other entities, during the accounting period (the “Reporting Period”) covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01[(a)][(b)] of the Credit Agreement, and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have actual knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default. In addition, each of the undersigned certify as follows:

As of the last day of the Reporting Period:

1.
No Capital Event has occurred during the Reporting Period, or, if any Capital Event has occurred, Schedule 1 to this Compliance Certificate sets forth the Capital Events (if any) that have occurred or the Net Proceeds (if any) that were received within the Reporting Period.
2.
Schedule 2 to this Certificate sets forth a description of any Property Level Debt that has been added, increased, or refinanced and the details relating thereto. Borrower hereby certifies that (i) Borrower has not received notice of any default or event of default under any of the Property Level Debt and (ii) Borrower has no actual knowledge of any monetary default or event of default or other material default or event of default thereunder, except as may be listed on Schedule 2.
3.
No Default or Event of Default has occurred and is continuing.
4.
As of the last day of the Reporting Period, the Total Collateral Ratio was

(a)	EXR Market Value	$
(b)	SST II Market Value	$
(c)	Value of additional assets pledged pursuant to Section 6.03(b)	$
(d)	Outstanding Principal Amount of the Loan	$
(e)	Total Collateral Ratio (((a) + (b) + (c)) divided by (d))	_________ to 1.00
	Required Total Collateral Ratio	1.20 to 1.00
	In Compliance?	Yes/No

5.
As of the last day of the Reporting Period, the EXR Collateral Ratio was:

(a)	EXR Market Value	$
(b)	Value of additional assets pledged pursuant to Section 6.03(b)	$
(c)	Outstanding Principal Amount of the Loan	$
(d)	EXR Collateral Ratio (((a) + (b)) divided by (b))	_________ to 1.00
	Required EXR Collateral Ratio	1.00 to 1.00
	In Compliance?	Yes/No

This Compliance Certificate has been executed and delivered as of the date set forth above.

SSSHT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:________________________________

Name:__________________________

Title:___________________________

________________________________

H. Michael Schwartz

Seventh Amendment

NOBLE PPS, LLC, a Nevada limited liability company

By:________________________________

Name:__________________________

Title:___________________________

Seventh Amendment

SCHEDULE 1

Capital Events

Capital Events:

Net Proceeds:

SCHEDULE 2

List of the Properties

Property	Property Lender	Property Level Debt	Defaults or Events of Default

Seventh Amendment